Exhibit 6(d)
AMENDED AND RESTATED WARRANT TO PURCHASE
COMMONSTOCK OF SANDRIDGE ENERGY, INC.
EXPIRES AFTER DECEMBER 31ST, 2013, UNLESS EXTENDED PURSUANT TO SECTION 8,
BELOW.
THIS WARRANT AND SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. SUCH WARRANT AND SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN AND ARE SUBJECT TO OTHER PROVISIONS OF THIS WARRANT AGREEMENT.
Preamble
     Pooled CIT Investments, L.L.C. (“CIT”) and Tom L. Ward (“Ward”) previously entered into that certain Warrant issued on October 28, 2008 (the “Original Warrant”). CIT and Ward desire to amend and restate the Original Warrant in its entirety as set out below. Upon execution and delivery of this Amended and Restated Warrant, the Original Warrant shall be of no further force or effect and shall be deemed canceled.
Introduction
     This Warrant is issued to Pooled CIT Investments, L.L.C. (“CIT”), or its registered assigns (“Holder”), by Tom L. Ward, an individual, and TLW Properties, LLC (collectively, “Ward”) (CIT and Ward are collectively referred to hereafter as the “Parties”), on December 31, 2008 (the “Warrant Issue Date”).
1. Purchased Shares.
     Subject to the terms and conditions hereinafter set forth and compliance with applicable laws, the Holder is entitled at any time until the Expiration Date, upon surrender of this Warrant to Ward (or at such other place as Ward shall notify the holder hereof in writing), to purchase directly from Ward shares of Common Stock (the “Common Stock”) of SandRidge Energy, Inc. (the “Company”) owned by Ward (the “Shares”) in a number of shares not to exceed on a cumulative basis 6,672,598 (the “Shares”). The number of Shares shall be subject to adjustment pursuant to Section 7 hereof.
2. Exercise Price.
     The Exercise Price shall be five dollars and sixty two cents ($5.62) per share. The Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.
3. Exercise Period.
     The purchase right represented by this Warrant is exercisable by the Holder, in whole or in part, at any time after execution and delivery of this Warrant and before the close of business December 31st, 2013 (the “Expiration Date”). The Expiration Date is subject to extension as set out in Section 8 below (the “Extended Expiration Date”).

4. Method of Exercise.
     The exercise of this Warrant shall be effected by:
     (a) the surrender of the Warrant, together with a written notice of election to exercise the Warrant (“Election Notice”), to the Agent pursuant to Section 5 below with a copy of such notice to Ward; and
     (b) (i) the payment to the Agent of an amount equal to the aggregate Exercise Price for the number of Shares being purchased, or (ii) if the Current Market Price Per Share is greater than the Exercise Price (at the date of calculation, as set forth below), in lieu of exercising the Warrant as permitted in Section 4(b)(i) and (ii) hereinabove, the holder of this Warrant may elect in the Election Notice to receive shares of Common Stock equal to the value (as determined below) of the Warrant (or the portion thereof being canceled) by surrender of this Warrant, in which event Agent shall deliver to the holder that number of shares of Common Stock computed using the following formula (which the holder will include in its Election Notice):
CS = WCS x (CMPPS – EP)
          CMPPS
Where
CS equals the number of shares of Common Stock to be issued to the holder of this Warrant.
WCS equals the number of shares of Common Stock purchasable under the Warrant being exercised (at the date of such calculation).
CMPPS equals the Current Market Price Per Share (at the date of such calculation), which shall mean the average closing price for the shares of Common Stock as quoted on the principal securities exchange on which the Common Stock is traded for the five trading days immediately preceding the date of exercise of this Warrant.
EP equals the Exercise Price (as adjusted to the date of such calculation).
     For purposes of Rule 144 under the Securities Act, 17 C.F.R. § 230.144, the Parties agree that the exercise of any Warrant in accordance with this Section 4(b) shall be deemed to be a conversion of such Warrant into Common Stock.
     (c) While any of the Shares that would be delivered to Holder upon exercise of this Warrant are pledged pursuant to Section 8 below, or subject to other restriction on the ability of Holder to exercise and immediately receive Shares, then Holder shall have the right to exercise any such Warrants for the difference between the Current Market Price Per Share and the Exercise Price. Such difference, expressed as CMPPS (-) EP (x), the number of shares for which this cash exercise of the Warrant is elected shall be paid by Ward to Holder either (i) in cash or (ii) if CIT is the holder, at the election of Ward via a loan by CIT to Ward on terms that shall be substantially similar to the terms of the

Notes and subject to and entitled to the benefits of the security interests covering the Notes; provided, however, that if the applicable Warrant exercise occurs after the maturity date of the Notes, the terms of the loan, including security for such loan, will be subject to advance agreement between CIT, as the case may be, and Ward, with the Parties agreeing in good faith to establish terms and security similar, under the circumstances then in existence, to those of or for the Notes.
5. Custody of Share Certificates.
     Upon execution and delivery of this Warrant, Ward shall deposit certificates representing the Shares and stock powers with respect thereto into an escrow account to be maintained by Bank of Oklahoma, N. A., as escrow agent (“Agent”), pursuant to the Agent’s usual form of escrow agreement. Upon the exercise of the purchase rights evidenced by this Warrant, the Agent, upon receipt of the Election Notice and the Exercise Price, shall forthwith deliver to the Holder one or more certificates for the number of Shares so purchased (with appropriate restrictive legends, if applicable) and deliver to Ward the Exercise Price (if paid in cash as provided by Section 4(b)(i)) or remaining Shares (if the Exercise Price is paid by conversion as set forth in Section 4(b)(iii)), and in any event within thirty (30) days of the delivery of the Election Notice and the Exercise Price. In the event that this Warrant is exercised in part only, the Agent shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Shares purchasable hereunder. Ward shall be responsible for, and shall pay to the Agent, the fees charged by the Agent to establish and maintain the escrow account.
6. Delivery of Shares.
     Ward covenants and agrees as follows:
     (a) The Shares, when delivered pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable, not subject to any preemptive rights and free from all taxes, liens, charges and other encumbrances (other than those pledges set out in Section 8, below) with respect to the delivery thereof other than those created by or imposed upon the Holder thereof through no action by Ward.
     (b) Ward shall at all times own a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, free and clear of all liens, claims and encumbrances other than those pledges set out in Section 8, below.
     (c) Upon receipt by the Agent of the Election Notice and the Exercise Price, the Holder shall be deemed to be the holder of the Shares deliverable upon such exercise, notwithstanding that the share transfer books of the Company may then be closed and that certificates representing such Shares may not then be actually delivered to the Holder. Ward shall be responsible for the payment of all taxes and other charges that may be payable in connection with the delivery of the Shares and the preparation and delivery of stock certificates pursuant to this Section 6 in the name of the Holder. Ward shall cause the Company to register said Shares in the Company’s stockholders’ registry.
     (d) Ward shall comply with any existing tag-along rights that may exist with respect to the transfer of the Shares upon exercise of the Warrant, but such compliance shall not in any event obligate the Holder to purchase a greater number of Shares than the number of Shares included in this Warrant.

7. Adjustment of Exercise Price and Number of Shares.
     The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
(a) Subdivisions, Combinations and Other Issuances.
     If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend
(b) Reclassification, Reorganization and Consolidation.
     In case of any reclassification, capital reorganization, merger, consolidation, sale of assets or other change in the Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), or any other transaction the result, purpose or effect of which is to alter the equity interest in the Company represented by a share of Common Stock (a “Change”), the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a price per share of Common Stock equal to that payable upon the exercise of this Warrant for a single share of Common Stock, the kind and amount of shares of stock and other securities and property receivable in connection with such Change by a holder of a share of Common Stock as were purchasable by the Holder immediately prior to such transaction. In any such case, Ward shall cause the Company to make appropriate provisions with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same. Without limiting the generality of the foregoing, if any Change shall be effected and appropriate provision is not made by the Company with respect to the rights and interest of the Holder as required by the immediately preceding sentence, then the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a price per share of Common Stock equal to that payable upon the exercise of this Warrant for a single share of Common Stock, the assets or rights (including securities) that Ward was entitled to receive for or in respect of one share of Common Stock in or immediately following such Change. For avoidance of doubt, the intention of the parties is to ensure that the rights and powers granted to the Holder in this Warrant shall not be limited, waived, altered or restricted except as expressly provided herein, and the parties will make such modifications to this Warrant as may be necessary fully to protect and give effect to the intended benefits of this Warrant.
(c) Cash Distributions.
     No adjustment on account of cash dividends or interest on the securities as to which purchase rights under this Warrant exist will be made to the Exercise Price under this Warrant.

(d) Notice of Adjustment.
     When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, Ward shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.
8. Pledged Shares and Extended Expiration Date.
     CIT acknowledges that certain of the Common Shares to which this Warrant is subject are now pledged by Ward to third parties (the “Pledged Shares”). The number of shares that are subject to such pledge and the terms of such pledges are set out on the Schedule attached hereto. The Warrant will not be exercisable with respect to such Pledged Shares while the shares remain subject to pledge, but shall be exercisable as to and to the extent Ward possesses any unpledged shares of Common Stock. Ward shall use his reasonable efforts to cause all Pledged Shares to be released from pledge at the earliest opportunity. If the pledges have not been released from pledge in their entirety by December 31, 2009, then the Expiration Date of this Warrant shall be extended by one day for every day that any of the Pledged Shares remain subject to pledge (the “Extended Expiration Date”) and Ward will be required to take such steps as Holder may reasonably require to substitute other collateral for the Warrants.
9. No Fractional Shares or Scrip.
     No fractional shares or scrip representing fractional shares shall be issued upon the exercise or conversion of this Warrant, but in lieu of such fractional shares, Ward shall make a cash payment therefor on the basis of the Exercise Price then in effect.
10. No Stockholder Rights.
     Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 10 shall limit the right of the Holder to be provided the notices required under this Warrant.
11. Transfers of Warrant.
     Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder and all Shares deliverable on the exercise hereof are transferable, in whole or in part, upon prior written notice to Ward. In the event of a partial transfer, Ward shall issue to the holders one or more appropriate new warrants.
12. Successors and Assigns.
     The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, Ward and the Holder and its respective successors and assigns.
13. Amendments and Waivers.
     Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of Ward and the Holder. Any waiver or amendment effected in accordance with this Section 13 shall be binding upon each holder of any Shares purchased under this Warrant at the time outstanding, each future holder of all such Shares and Ward.
14. Loss, Theft, Destruction or Mutilation of Warrant.
     Upon receipt by Ward of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Ward will execute and deliver a new Warrant of like tenor and amount.
15. Saturdays, Sundays, Holidays, Etc.
     If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
16. Notices.
     All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) three (3) days after posting when sent by registered or certified mail. Notices to Ward shall be sent to the address or facsimile number indicated on the signature page hereof (or at such other place as Ward shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address or facsimile number indicated on the signature page hereof (or at such other place as the Holder shall notify Ward hereof in writing).
17. Attorneys’ Fees.
     If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.
18. Counterparts.
     This Warrant may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.
19. Governing Law.
     This Warrant shall be governed by the laws of the State of Oklahoma.
20. Securities Law Agreements.
     (a) The Holder (i) represents that it is an “accredited investor” within the meaning of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder, (ii) represents that it has received adequate information about the Company to determine the advisability of a purchase of the Company’s securities, (iii) represents that it is acquiring this Warrant and will acquire any Shares for its own account for investment and not with a view to any distribution or public offering within the meaning of the Securities Act, (iv) acknowledges that this Warrant and any Shares issuable upon exercise thereof have not been registered under the Securities Act and (v) agrees that it will not sell or otherwise transfer the Warrant or Shares except pursuant to the terms and conditions specified herein and that it will cause any permitted transferee thereof to agree to take and hold the same subject to the terms and conditions specified herein (including, without limitation, Section 19(c)).
     (b) Except as provided in Section 19(d), each Warrant and each certificate for the Shares issued to the Holder or to a subsequent transferee thereof pursuant to Section 19(c) shall include the legend on the first page of this Warrant; provided, however, that such legend shall not be required if such transfer is being made in connection with a sale which is exempt from registration pursuant to Rule 144 under the Securities Act or other applicable exemption from registration or if the opinion of counsel referred to in Section 19(c) is to the further effect that neither such legend nor the restrictions on transfer in this Section 19 are required in order to ensure compliance with the Securities Act.
     (c) Prior to any assignment, transfer or sale, in whole or in part, of this Warrant or any Shares , the holder thereof shall give written notice to Ward of such holder’s intention to effect such assignment, transfer or sale, which notice shall set forth the date of such proposed assignment, transfer or sale and the identity of the proposed transferee. Each holder wishing to effect such a transfer of any portion of this Warrant or Shares shall also furnish to Ward an agreement by the transferee thereof that it is taking and holding the same subject to the terms and conditions specified herein and a written opinion of such holder’s counsel, in form reasonably satisfactory to Ward, to the effect that the proposed transfer may be effected without registration under the Securities Act.
     (d) The restrictions set forth in this Section 20 shall terminate and cease to be effective with respect to the Warrant or Shares upon receipt by Ward of an opinion of counsel knowledgeable as to securities matters, in form reasonably satisfactory to Ward, to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the transfer of the Warrant and the Shares; provided, however, that after six months from the date of issuance of this Warrant (or such shorter period as may be provided by Rule 144 promulgated under the Securities Act), dated from October 28, 2008, such restrictions shall automatically terminate with respect to the Holder if it is not then an affiliate of the Company (without the necessity of any opinion of counsel) as to this Warrant and as to any Shares issued in respect of this Warrant upon exercise of the conversion right set forth in Section 4(b)(iii) (but not with respect to any Shares issued for cash payment pursuant to Section 4(b)(i). Whenever such restrictions shall so terminate, the holder of this Warrant and/or Shares shall be entitled to receive from Ward, without expense (other than transfer taxes, if any), a new Warrant not bearing the legend set forth on the first page hereof.
     (e) The Holder and each transferee of all or a portion of this Warrant represent and warrant to Ward that (i) they are aware that there may be material information about the Company of which Ward may be aware at the time of issuance of this Warrant or at the time of any exercise that has not been publicly disclosed and that neither Ward nor the Company shall be under any duty to disclose such information to the Holder or any transferee; and (ii) they are not, and will not be, relying on Ward or the Company with respect to their decision to accept or exercise this Warrant
[Remainder of Page Intentionally Left Blank]

/s/ Tom L. Ward

TOM L. WARD

TLW PROPERTIES, LLC
an Oklahoma limited liability company

By:	/s/ Tom L. Ward

Signature

Name:	TOM L. WARD

Title:	Manager

Tom L. Ward
Shares of SandRidge Energy, Inc. Common Shares subject to
Warrant to Pooled CIT Investments, LLC
Schedule Attached to Warrant
December 31, 2008

Shares Owner	Number of Shares
Tom L. Ward	23,108,406

TLW Properties, LLC	5,636,754

Total Shares	28,745,160